UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-12
POWER SOLUTIONS INTERNATIONAL, INC.
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Power Solutions International, Inc.

201 Mittel Drive

Wood Dale, Illinois 60191

June 9, 2026

Dear Fellow Stockholders:

On behalf of the Board of Directors and management of Power Solutions International, Inc. (the “Company”), we cordially invite you to attend the 2026 Annual Meeting of Stockholders of the Company on Thursday, July 23, 2026, at 8:00 a.m. (Central Time) (the “Annual Meeting”). To facilitate broad stockholder attendance and provide a consistent experience to all stockholders, regardless of location, the Annual Meeting will be held virtually. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PSIX2026 and entering the 16-digit control number included in your Notice of Internet Availability of Proxy Materials (the “Notice”), on your proxy card or on any additional voting instructions accompanying these proxy materials. You will not be able to attend the Annual Meeting in person.

The proxy statement relates to the Company’s 2025 performance and compensation. Details about the business to be conducted at the Annual Meeting and other information can be found in the attached proxy statement. As a stockholder of record, you will be asked to vote on four proposals.

Whether or not you plan to virtually attend the Annual Meeting, your vote is important. After reading the attached notice, please submit your proxy or voting instructions promptly. We encourage you to vote your shares prior to the Annual Meeting.

On behalf of the Board and the management team, thank you for your continued support and interest in Power Solutions International, Inc.

Sincerely,

/s/ Jiwen Zhang
Jiwen Zhang
Chairman of the Board of Directors

Power Solutions International, Inc.

201 Mittel Drive

Wood Dale, Illinois 60191

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on July 23, 2026

To the Stockholders of Power Solutions International, Inc.:

The 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Power Solutions International, Inc., a Delaware corporation (the “Company,” “PSI,” “we,” “our” or “us”) will be held on Thursday, July 23, 2026, at 8:00 a.m. (Central Time). To facilitate broad stockholder attendance and participation and to provide a consistent experience to all stockholders, regardless of location, the Annual Meeting will be held virtually. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting by visiting http://www.virtualshareholdermeeting.com/PSIX2026 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials (the “Notice”) and proxy statement, on your proxy card, or any additional voting instructions accompanying these proxy materials.

The Annual Meeting will be held for the following purposes:

1.	To elect the seven nominees named in this proxy statement to the Board to serve until the 2027 annual meeting of stockholders or until their respective successors are elected or appointed;

2.	To ratify the appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026;

3.	To approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers;

4.	To recommend, in a stockholder non-binding advisory vote, whether future advisory votes on the compensation of the Company’s named executive officers should occur every one, two or three years; and

5.	To transact any other business that properly comes before the Annual Meeting and any adjournment or postponement thereof.

These items of business, including the nominees for director, are more fully described in the proxy statement (the “proxy statement”) accompanying this notice.

The Board of Directors (the “Board”) has fixed the close of business on May 26, 2026, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Stockholders who hold shares in street name may vote through their brokers, banks or other nominees.

On or about June 9, 2026, the Company will mail to its stockholders the Notice containing instructions on how to access the proxy materials and vote on the matters described above.

Regardless of the number of shares you own and whether you plan to virtually attend the Annual Meeting, please vote. All stockholders of record can vote (i) over the Internet by accessing the Internet website specified on the related proxy card or voting instruction form and following the instructions provided to you, (ii) by calling the toll-free telephone number specified on the related proxy card or voting instruction form and following the instructions when prompted, (iii) by written proxy by signing and dating the related proxy card or voting instruction form and returning it, or (iv) by attending the Annual Meeting virtually over the Internet, as described in the materials made available with this notice. If you submit your proxy and then decide to virtually attend the Annual Meeting to vote your shares electronically, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

/s/ Jiwen Zhang
Jiwen Zhang
Chairman of the Board of Directors
June 9, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 23, 2026

This Notice of Annual Meeting, Proxy Statement and the Company’s 2025 Annual Report on Form 10-K are available at www.proxyvote.com. You will need your assigned control number to vote your shares. Your control number can be found on your proxy card.

i

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Power Solutions International, Inc.

201 Mittel Drive

Wood Dale, Illinois 60191

PROXY STATEMENT

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on July 23, 2026

This proxy statement and enclosed proxy card are being furnished to stockholders of record as of the close of business on May 26, 2026, in connection with the solicitation by the Board of Directors (the “Board”) of Power Solutions International, Inc. (the “Company”) of proxies for use in voting at the Annual Meeting of Stockholders of the Company to be held on Thursday, July 23, 2026, at 8:00 a.m. (Central Time) (the “Annual Meeting”). To facilitate broad stockholder attendance and provide a consistent experience to all stockholders, regardless of location, the Annual Meeting will once again be virtual. Stockholders may attend the Annual Meeting by visiting http://www.virtualshareholdermeeting.com/PSIX2026, or at any and all adjournments or postponements thereof, for the purposes stated in the Notice of Annual Meeting of Stockholders. You are receiving the proxy materials because the Board is seeking your permission (or proxy) to vote your shares at the Annual Meeting on your behalf. This proxy statement presents information that is intended to help you in reaching a decision on voting your shares of the Company’s common stock, par value $0.001 (the “Common Stock”).

QUESTIONS AND ANSWERS ABOUT

THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

The Company has sent you these proxy materials because its Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements thereof. You are invited to virtually attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may follow the instructions on your Notice of Internet Availability of Proxy Materials (the “Notice”) to vote over the telephone or through the Internet.

How do I attend the Annual Meeting?

The Annual Meeting will be held virtually, on Thursday, July 23, 2026, at 8:00 a.m. (Central Time). To participate in the Annual Meeting visit www.virtualshareholdermeeting.com/PSIX2026 using your desktop or mobile device and enter the control number included on your Notice. Information on how to vote virtually at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on May 26, 2026, the record date for the Annual Meeting (the “Record Date”), will be entitled to vote at the Annual Meeting. As of May 26, 2026, there were 23,050,450 shares of Common Stock outstanding and entitled to vote. For ten days prior to the Annual Meeting, during normal business hours, a complete list of all stockholders on the Record Date will be available for examination by any stockholder at the Company’s offices at 201 Mittel Drive, Wood Dale, Illinois 60191.

Stockholder of Record: Shares Registered in Your Name

If, at the close of business on the Record Date, your shares were registered directly in your name with PSI’s transfer agent, EQ Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote virtually at the Annual Meeting or vote by proxy. Whether or not you plan to virtually attend the Annual Meeting, the Company urges you to vote by proxy over the telephone or through the Internet as instructed below to ensure your vote is counted. You are encouraged to vote your shares prior to the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, at the close of business on May 26, 2026, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, rather than in your own name, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. If you want to vote at the Annual Meeting, follow the instructions on the voting instruction form provided by your bank, brokerage firm, or dealer. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares in certain cases. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

What am I voting on?

There are four proposals scheduled for a vote at the Annual Meeting:

1.	To elect the seven nominees as named in this proxy statement to the Board to serve until the 2027 annual meeting of stockholders or until their respective successors are elected or appointed;

2.	To ratify the appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026;

3.	To approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers; and

4.	To recommend, in a stockholder non-binding advisory vote, whether future advisory votes on the compensation of the Company’s named executive officers should occur every one, two or three years; and

5.	To transact any other business that properly comes before the Annual Meeting and any adjournment or postponement thereof.

What are the recommendations of our Board?

Unless you give other instructions on your proxy card, or by telephone or on the Internet, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The recommendation of the Board is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election of the seven nominees named in this proxy statement to the Board (see Proposal 1);

•	FOR the ratification of the appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 (see Proposal 2);

•	FOR the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers (see Proposal 3); and

•	1 YEAR on the frequency of future advisory votes on the compensation of the Company’s named executive officers (see Proposal 4).

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If you have submitted a proxy and any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

How do I vote?

For Proposal 1, you may vote “FOR” or “AGAINST,” or abstain from voting for each of the nominees to the Board. For Proposal 2 and Proposal 3, you may vote “FOR” or “AGAINST” or abstain from voting. For Proposal 4, you may vote for “1 Year,” “2 Years” or “3 Years,” or abstain from voting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote through the virtual meeting platform at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the Internet. To vote at the Annual Meeting, stockholders of record will need the 16-digit control number included on your Notice, proxy card or voting instruction form to log in to the virtual meeting platform at http://www.virtualshareholdermeeting.com/PSIX2026. Voting electronically online during the Annual Meeting will replace any previous votes. Whether or not you plan to attend the meeting virtually, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote virtually even if you have already voted by proxy.

The procedures for voting are as follows:

•	To vote virtually, log-in to the Annual Meeting and cast your vote through the virtual meeting platform.

•

If you have requested and received paper proxy materials, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to the Company before the Annual Meeting, the Company will vote your shares as you direct.

•

To vote by proxy over the telephone or the Internet, follow the instructions on the Notice you received. If voting by telephone or Internet prior to the Annual Meeting, your vote must be received by 11:59 p.m. (Eastern Time) on July 22, 2026 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or through the Internet as instructed by your broker or bank. To vote virtually at the Annual Meeting, follow the instructions on the voting instruction form provided by your bank or broker. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you owned at the close of business on the Record Date.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or through the virtual meeting platform at the Annual Meeting, your shares will not be voted, and your shares will not count toward the establishment of a quorum for the meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the proposal is considered to be a “routine” matter.

See below under “What are broker non-votes?” for more information. At the Annual Meeting, only Proposal 2 is considered to be a routine matter. Accordingly, without your instructions, your broker or nominee may not vote your shares on Proposal 1, Proposal 3 and Proposal 4 but may vote your shares on Proposal 2.

Who is paying for this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, the Company’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The Company may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways prior to the Annual Meeting:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to the Company’s General Counsel and Corporate Secretary at 201 Mittel Drive, Wood Dale, Illinois 60191.

•

You may attend the Annual Meeting and vote virtually. Simply attending the meeting will not, by itself, revoke your proxy. Your most recent proxy card or telephone or Internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank for changing your vote.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by February 9, 2027 to the Company’s General Counsel and Corporate Secretary at 201 Mittel Drive, Wood Dale, Illinois 60191. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

If you wish to submit a proposal to be acted on at next year’s annual meeting but not included in next year’s proxy materials, or if you wish to nominate a director, you must provide written notice as required by the Company’s Amended and Restated Bylaws (the “Bylaws”) no later than the close of business on April 24, 2027 to the Company’s General Counsel and Corporate Secretary at 201 Mittel Drive, Wood Dale, Illinois 60191. If next year’s annual meeting is called for a date that is before June 23, 2027 or after August 22, 2027, written notice of such proposal or nomination must be provided to the Company’s General Counsel and Corporate Secretary at 201 Mittel Drive, Wood Dale, Illinois 60191, no later than the close of business on the 10th day following the day on which public announcement of the date of next year’s annual meeting is first made by the Company. In order for stockholders to give timely notice of nominations for directors, other than those nominated by the Company, for inclusion on a universal proxy card in connection with the 2027 Annual Meeting, notice must be submitted no later than May 24, 2027 and include all of the information required by Rule 14a-19 under the Exchange Act. Please note that the notice requirements under Rule 14a-19 are in addition to the applicable notice requirements under the advance notice provisions of our Bylaws as described above.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for Proposal 1, Proposal 2, and Proposal 3, votes “FOR,” “AGAINST,” abstentions, and, if applicable, broker non-votes, and for Proposal 4, votes for “1 Year,”, “2 Years,” “3 Years,” abstentions, and broker non-votes. Broker non-votes, if applicable, will have no effect on the outcome of the proposals. Abstentions will not be counted towards the vote total for Proposal 1 and Proposal 4, and thus, will have no effect on the outcome of such proposals. For Proposal 2 and Proposal 3 , abstentions will have the same effect as a vote “AGAINST” such proposals.

What are “broker non-votes”?

Your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. Proposal 1, Proposal 3 and Proposal 4 will be considered non-discretionary, and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Because banks, brokers and nominees are permitted to vote uninstructed shares on Proposal 2, broker non-votes will be counted for the purpose of determining the existence of a quorum at the Annual Meeting but will not count for purposes of determining the number of votes cast on Proposal 1, Proposal 3 or Proposal 4. You should instruct your broker to vote your shares in accordance with directions you provide.

How many votes are needed to approve each proposal?

•

For Proposal 1, the election of directors, the seven nominees named in this proxy statement for director receiving a majority of the votes cast (from the holders of shares present or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “FOR” and “AGAINST” will affect the outcome. Abstentions and broker non-votes will have no effect on this proposal.

•

To be approved, Proposal 2, the ratification of the appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, must receive “FOR” votes from a majority of the holders of the shares present or represented by proxy and entitled to vote. Abstentions will have the same effect as a vote “AGAINST” for this proposal. There will be no broker non-votes with respect to this proposal, as it is a routine item.

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To be approved, Proposal 3, the approval, on a non-binding advisory vote on compensation of the Company’s named executive officers, must receive “FOR” votes from a majority of the holders of the shares present or represented by proxy and entitled to vote. Abstentions will have the same effect as a vote “AGAINST,” and broker non-votes will have no effect on the outcome of this proposal. Although the advisory vote to approve the compensation of the Company’s named executive officers is non-binding, the Board will review the result of the vote and will take it into account in making a determination of the named executive officer compensation in the future.

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For Proposal 4, the advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers, the frequency receiving the greatest number of votes cast will be considered the frequency recommended by the stockholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

What is the quorum requirement?

Holders of a majority of the voting power of the Company’s issued and outstanding shares entitled to vote at the Annual Meeting, present virtually or represented by proxy, constitute a quorum. In the absence of a quorum, the holders of a majority of the voting power of stock entitled to vote at the Annual Meeting, present virtually or represented by proxy, will have the power to adjourn the Annual Meeting to another date, time or place (if any). Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote virtually at the meeting. Abstentions and broker non-votes (because brokers can vote your shares on Proposal 2 even if you do not submit a proxy or voting instructions) will be counted towards the quorum requirement.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results may be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K (a “Form 8-K”) that the Company expects to file with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting. If final voting results are not available to the Company in time to file a Form 8-K within four business days after the meeting, the Company intends to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to the Company, file an amended Form 8-K to publish the final results.

What proxy materials are available on the Internet?

The Notice, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 2, 2026 and amended on Form 10-K/A filed with the SEC on April 30, 2026 (the “Annual Report”) are available on www.proxyvote.com. Upon receipt of a written request, the Company will furnish to any stockholder, without charge, a copy of the Proxy Statement and such Annual Report (without exhibits). Upon request and payment of $0.10 (ten cents) per page, copies of any exhibit to such Annual Report will also be provided. Any such written request should be directed to the Company’s General Counsel and Corporate Secretary at 201 Mittel Drive, Wood Dale, Illinois 60191 or (630) 350-9400. These documents are also included in our filings with the SEC, which you can access electronically at the SEC’s website at http://www.sec.gov.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board has nominated the seven individuals listed below to stand for election to the Board for a one-year term ending at the annual meeting of stockholders in 2027 or until their successors, if any, are elected or appointed. The Company’s Certificate of Incorporation and Bylaws provide for the annual election of directors. Each director must receive the affirmative vote of a majority of the votes cast to be elected (i.e., the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). Unless contrary instructions are given, the shares represented by your proxy will be voted “FOR” the election of all director nominees. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

The Company would like to thank Kenneth W. Landini, Kui Jiang, and Gengsheng Zhang for their prior service to the Company and the Board.

The following table and biographical summaries set forth, with respect to each nominee for director, his/her committee membership, his/her age, the year in which he/she first became a director of the Company, and whether or not Weichai America Corp. (“Weichai America”), a wholly owned subsidiary of Weichai Power Co., Ltd. (“Weichai Power”) (herein together referred to as “Weichai”) designated such director to serve on the Board pursuant to the Investor Rights Agreement, entered into by the Company and Weichai (as discussed in the “Related Person Transactions” section in this proxy statement).

Name	Position	Committee	Age	Director Since	Weichai Designee
Jiwen Zhang	Chairman of the Board	Strategic (Chair); Nominating (Chair)	55	2023	Yes
Xuesen Yang	Director	Nominating; Compensation	46	2025	Yes
Frank P. Simpkins	Director	Audit (Chair); Nominating; Strategic	63	2017	No
Courtney C. Shea	Director	Audit; Compensation	65	2025	No
Hong He	Director	Audit; Compensation (Chair)	57	2019	No
Zhao Jin	Director	Strategic	40	2025	Yes
Fuzhang Yu	Director	Compensation	39	2023	Yes

Below are the biographies for our director nominees, including information concerning their specific experiences, qualifications, attributes and skills that led the Board to conclude that each nominee should serve on the Board:

DIRECTORS

Jiwen Zhang	Age: 55	Chairman of the Board
PSI Committee:
• Strategic Committee (Chair) • Nominating Committee (Chair)

Biography: Mr. Jiwen Zhang has served as a director and Chairman of the Board of the Company since March 29, 2023. Mr. Jiwen Zhang also has served as the Chair of the Strategic Committee since May 4, 2023, and as Chair of the Nominating and Governance Committee (the “Nominating Committee”) since October 9, 2025.

Mr. Jiwen Zhang has served as Chief Executive Officer of Weichai America, which focuses on researching and developing a full line of off-road natural gas engines and engine components, since February 2023. Weichai America is a wholly owned subsidiary of Weichai Power, a publicly traded company on the Hong Kong Stock Exchange and the Shenzhen Stock Exchange. Mr. Jiwen Zhang has over twenty years of experience in the engine industry. From January 2013 to December 2022, Mr. Jiwen Zhang served as President of Kohler Power Systems, a multinational company located in Wisconsin, which specialized in diesel and gaseous generators, and was responsible for oversight of the global business operations. Prior to this, Mr. Jiwen Zhang served as Managing Director Commercial of Fiat Powertrain APAC from September 2010 to December 2012, Vice President of Volvo Penta Region Asia from May 2002 to August 2010, and Customer Service General Manager of a Caterpillar distributor Lei Shing Hong machinery from September 1994 to April 2002.

Mr. Jiwen Zhang earned his EMBA from University of Texas at Arlington and Bachelor’s degree of Mechanical & Electrical Engineering from University of Science and Technology of China. Mr. Jiwen Zhang serves on the Board as a Weichai designee.

Mr. Jiwen Zhang brings to the Board extensive and effective leadership experience demonstrated through his executive and management roles at leading engine manufacturers.

Xuesen Yang	Age: 46	PSI Committees:
• Nominating Committee
• Compensation Committee

Biography: Mr. Xuesen Yang has served as a director of the Company since October 9, 2025. Mr. Yang is a member of the Nominating Committee and the Compensation Committee.

Mr. Xuesen Yang currently serves as Vice President of Weichai Holding Group Co., Ltd., and has served as Chairman and Chief Operating Officer of Weichai America Corp. since October 1, 2025. He has over 20 years of extensive executive-level experience within the Weichai organization, with responsibilities for overseeing investment strategy, planning, and program management, including managing fixed asset investments.

Mr. Yang holds a Master’s degree in Technical Economy and Management from Tianjin University (2005) and a Bachelor’s degree in Business Administration from Hebei Institute of Architectural Science and Technology (2003). Mr. Yang serves on the Board as a Weichai designee.

Mr. Yang brings to the Board extensive executive and management experience in the power and engines industry.

Frank P. Simpkins	Age: 63	PSI Committees:
• Audit Committee (Chair)
• Nominating Committee
• Strategic Committee

Biography: Mr. Frank Simpkins has served as a director of the Company since July 13, 2017. Mr. Simpkins is the Chair of the Audit Committee and is also a member of the Nominating Committee and the Strategic Committee.

Mr. Simpkins has over 25 years of executive management and financial experience. Mr. Simpkins served as a member of the Board of Directors of Exro Technologies Inc., and as the Chair of the Audit Committee and a member of the Nominating and Governance Committee, from July 2023 until November 2025. From June 2016 to December 2016, he served as Chief Financial Officer of Emerson Network Power, part of Emerson Electric Co., a publicly traded company on the New York Stock Exchange (the “NYSE”). From 2006 to 2015, Mr. Simpkins served as Vice President and Chief Financial Officer of Kennametal Inc., a publicly traded company on the NYSE and a global leader in the design and manufacture of engineered components, advanced materials and cutting tools. Prior to that role, Mr. Simpkins held various positions within Kennametal since 1995. Prior to Kennametal, he worked as a Manager for PricewaterhouseCoopers from 1986 to 1995.

Mr. Simpkins holds a Bachelor of Science degree in Accounting from Pennsylvania State University. Mr. Simpkins qualifies as an “Audit Committee Financial Expert” under applicable SEC regulations and has substantial public-company reporting experience gained from his roles as Chief Financial Officer during his career.

Mr. Simpkins brings to the Board significant management experience, as well as his experience as a Chief Financial Officer.

Courtney C. Shea	Age: 65	PSI Committees:
• Audit Committee • Compensation Committee

Biography: Ms. Courtney Shea has served as a director of the Company since July 24, 2025. Ms. Shea is a member of the Audit Committee and the Compensation Committee.

Ms. Shea has over 30 years’ experience in U.S. public finance in which she served as both a municipal advisor and investment banker working with state and local governments, not for profits and universities, in their issuance of municipal bonds. Ms. Shea served as the Managing Member of Columbia Capital Management, a national municipal advisory firm, from September 2013 until her retirement from the firm in April 2021. Prior to her tenure at Columbia Capital Management, Ms. Shea was an investment banker with several Wall Street firms, including serving as National Head of Public Finance at a division of ABN AMRO for five years. Ms. Shea has served as an independent director and member of Audit, Environmental and Social Responsibility, Finance and Risk Oversight Committees of Assured Guaranty Ltd., a public company listed on the New York Stock Exchange since May 2021. Ms. Shea was an independent director and Audit Committee chair of the Professional Diversity Network from March 2019 until August 2024. Additionally, she serves on several not-for-profit boards, including the Joffrey Ballet and the Milken Institute Center for Financial Markets Public Finance Advisory Council. Ms. Shea was a founding member of Women in Public Finance, a women’s professional organization founded in 1996, and has been a Certified Director by the National Association of Corporate Directors. Ms. Shea holds a Cybersecurity Certification from the Private Directors Association. Ms. Shea is an Illinois licensed attorney.

Ms. Shea has a Bachelor’s degree in Economics from University of Notre Dame, a Juris Doctor degree from Loyola University Law School, and a Masters of Business Administration degree from University of Chicago Graduate School of Business.

Ms. Shea brings to the Board skills and experience in finance, auditing and risk management.

Hong He	Age: 57	PSI Committees:
• Audit Committee
• Compensation Committee (Chair)

Biography: Mr. Hong He has served as a director of the Company since November 14, 2019. Mr. He is the Chair of the Compensation Committee and is also a member of the Audit Committee.

Mr. He served as Director, Financial Planning & Analysis for CytomX Therapeutics (“CytomX”), a Nasdaq-listed biotechnology company, from February 2021 to March 2025, and previously served as a Consultant to CytomX beginning in February 2020. Previously, Mr. He served as Director of Finance and Reporting for Blackthorn Therapeutics, a clinical-stage biotechnology company, from June 2019 to December 2019. Prior to that, Mr. He served as the Head of Finance at GenapSys, Inc. from 2018 until May 2019. From 2014 until 2018, Mr. He was the Finance Director of SciClone Pharmaceuticals, Inc., a Nasdaq-listed specialty pharmaceutical company with its main operations in China.

Mr. He earned his Bachelor of Science degree in Accounting from Beijing University of Technology in July 1992 and his Master of Business Administration degree from University of Chicago Booth School of Business in December 2006. Mr. He is a U.S. certified management accountant and a China certified public accountant. Mr. He qualifies as an “Audit Committee Financial Expert” under applicable SEC regulations and has substantial public company reporting experience gained from his roles as a financial officer and controller of public companies during his career.

Mr. He brings to the Board substantial financial and managerial experience gained through leadership roles at public companies.

Zhao Jin	Age: 40	PSI Committee:
• Strategic Committee

Biography: Mr. Zhao Jin has served as a director of the Company since October 9, 2025. Mr. Jin is a member of the Strategic Committee.

Mr. Jin currently serves as Vice General Manager of Weichai Holding Group Co., Ltd., a multi-field and multi-industry international group. He brings extensive experience in international business operations and cross-regional management, having held various leadership positions across multiple Weichai subsidiaries and international affiliates. Mr. Jin’s current and recent leadership roles include Chairman of Ferretti International Holding S.P.A., Director of Ferretti S.P.A., Chairman of Supervisory Board of Société Internationale des Moteurs Baudouin, and Chairman of Weichai Middle East FZE. He previously served as General Manager and Chairman of Shandong Weichai Import and Export Co., Ltd., and held senior executive positions at Weichai Power Equipment Co., Ltd., including Chairman and General Manager roles. Mr. Jin has specialized expertise in international sales, overseas marketing of power equipment, and cross-regional business management.

Mr. Jin earned his Bachelor’s degree in Thermal Energy & Power Engineering from Harbin Institute of Technology in 2005. Mr. Jin serves on the Board as a Weichai designee.

Mr. Jin brings to the Board experience in sales and marketing, including international, in the power and engine industry.

Fuzhang Yu	Age: 39	PSI Committee:
• Compensation Committee

Biography: Mr. Fuzhang Yu has served as a director of the Company since July 25, 2023. Mr. Yu is a member of the Compensation Committee.

Mr. Yu has served as Director of the Overseas Finance Department of Weichai Group since May 2023 and Vice Director from January 2023 to May 2023. Prior to that, Mr. Yu served as Chief Financial Officer of Shaanxi Hande Axle Co., Ltd, a leading commercial vehicle axle manufacturer in China from February 2021 to January

2023. From February 2019 to February 2021, Mr. Yu served as Chief Financial Officer of Weichai Ballard Co., Ltd (“Weichai Ballard”), a joint venture of Weichai Power and Ballard Power Systems Inc. Prior to his role at Weichai Ballard, Mr. Yu served in various leadership roles in the Finance Department at Weichai Power from January 2009 to February 2019.

Mr. Yu earned his bachelor’s degree in Management from Beijing Forestry University, China in 2009. Mr. Yu is a China certified public accountant. Mr. Yu serves on the Board as a Weichai designee.

Mr. Yu brings to the Board extensive accounting experience as well as management experience through his roles at engine manufacturers.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the Company’s executive officers as of May 26, 2026.

Name	Age	Executive Officer Since	Present Position with the Company
Xun (Kenneth) Li	55	2022	Interim Chief Executive Officer and Chief Financial Officer
Zhaoying (Dorothy) Du	48	2025	General Counsel and Corporate Secretary

The narrative descriptions below set forth the employment and position with the Company, principal occupation and education for each of the two current executive officers.

Xun (Kenneth) Li was appointed as the Interim Chief Executive Officer on May 12, 2026 and as the Chief Financial Officer on August 26, 2022. From 2020 to August 2022, Mr. Li served as Chief Financial Officer of ND Paper, a pulp, packaging, and paper company. He was a member of the executive leadership team with responsibility for finance and accounting functions and strategic planning. From 2008 to 2020, Mr. Li held financial leadership positions at Caterpillar Inc., a publicly traded company, including serving as Chief Financial Officer of machine product group from 2013 to 2020. From 2003 to 2008, Mr. Li held finance leadership roles at Ford Motor Company, a publicly traded company.

Mr. Li holds a Master of Business Administration with high distinction and a Master of Science in Accounting from the University of Michigan, a Master of Science in Mechanical Engineering from the University of Oklahoma, and a Bachelor of Science in Mechanical Engineering from Shanghai Jiao Tong University. He is a Certified Public Accountant in the state of Illinois.

Zhaoying (Dorothy) Du was appointed General Counsel and Corporate Secretary of Power Solutions International, Inc. on September 15, 2025. As General Counsel and Corporate Secretary, Ms. Du has responsibility for the Company’s legal affairs, corporate governance, compliance, risk management, securities, and related functions, and supports the Chief Executive Officer and Board of Directors on legal and strategic matters. Ms. Du has 20 years of experience providing strategic legal counsel to U.S. and multinational companies, leading initiatives to address complex commercial and regulatory matters, helping businesses manage risks, drive innovation, and implement pragmatic legal solutions that support business success. From March 2025 to September 2025, Ms. Du led the global supply chain legal team of Lenovo, a publicly traded company. She was a member of the Lenovo global supply chain executive leadership team, advising on procurement, factory setup, trade compliance, regulatory risks, and contract negotiations across global operations. From February 2016 to March 2025, Ms. Du served as Global Head of Legal of Motorola Mobility, a Lenovo company, where she was a member of the executive leadership team, overseeing matters including artificial intelligence, R&D, commercial contracts, intellectual property, compliance, data privacy and information security, corporate governance, corporate secretary, litigation, and other legal functions. From 2013 to 2016, she served as General Counsel of the China operations and Senior Counsel for compliance and risk management at The Warranty Group (now part of Assurant, Inc.). From 2005 to 2012, Ms. Du served as Co-Chair of the APAC Practice Group at Freeborn & Peters (now part of Smith, Gambrell & Russell, LLP) and as an attorney at Sonnenschein Nath & Rosenthal, LLP (now Dentons LLP), advising on cross-border transactions, securities, corporate governance, mergers and acquisitions, financing, compliance, and other complex matters.

Ms. Du holds a Juris Doctor degree from the University of Missouri – Kansas City School of Law, a Master of Arts degree in Political Science from the University of Georgia, and a Bachelor of Law degree from Sun Yat-Sen University Law School. She is licensed to practice law in Illinois and is admitted to practice law in China.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence and Controlled Company Exemption

The Board has determined that the Company is a “controlled company,” as defined in Rule 5615(c)(1) of the Nasdaq Marketplace Rules. The Board has based this determination on the fact that Weichai, through its direct ownership of approximately 46% of the Company’s outstanding Common Stock, combined with enforceable irrevocable proxies and voting agreements over the Founders’ shares pursuant to the Shareholders Agreement dated March 20, 2017, holds more than 50% of the voting power for the election of directors. The Company and Weichai have entered into a Shareholders Agreement with the Company’s founders (the “Founders”), pursuant to which the Founders have agreed to vote in favor of Weichai’s designees to the Board and for certain other matters. The Founders currently beneficially own at least approximately 6.3% of the Company’s Common Stock as of September 18, 2025. Under the Nasdaq rules, a company where more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements, including:

•	a Board consisting of a majority of independent directors;

•	a Nominating Committee composed entirely of independent directors; and

•	a Compensation Committee composed entirely of independent directors.

In addition to the Nasdaq independence requirements, the Company also applies the independence guidelines set forth in its Corporate Governance Guidelines, which are available on the Company’s website at www.psiengines.com in the “Investors” section, under “Governance” and which are substantially similar to the Nasdaq’s director independence requirements and “controlled company” exemptions. Consistent with this requirement, based on the review and recommendation of the Nominating Committee, the Board reviewed all relevant identified transactions or relationships between each of the Company’s directors, former directors, or any of their family members, and PSI, the Company’s senior management and the Company’s independent registered public accounting firm, and has affirmatively determined that each of Mr. He, Simpkins and Ms. Shea meet the standards of independence under the applicable Nasdaq listing standards. In making this determination, the Board found Mr. He, Simpkins and Ms. Shea to be free of any relationship that would impair their individual exercise of independent judgment with regard to the Company. The Board has also determined that each member of its Audit Committee is independent under Nasdaq Rule 5605(a)(2). The Board found that Mr. Jiwen Zhang, Zhao Jin, Xuesen Yang and Fuzhang Yu are not independent under the applicable Nasdaq listing standards.

Board Leadership Structure

The Board is led by a non-executive Chairman, Mr. Jiwen Zhang. The Company believes that such leadership structure is appropriate in light of the differences between the roles of Chairman and CEO. The CEO is responsible for day-to-day leadership and performance. The Chairman is responsible for setting the strategic direction of the Company and has the authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. The Board recognizes that other leadership structures could be appropriate depending on the circumstances and, therefore, regularly re-evaluates this structure.

Role of the Board in Risk Oversight

The Board and its committees have an advisory role in risk oversight for the Company. Company management maintains primary responsibility for the risk management of the Company, however, the Audit Committee and the Board review a risk assessment of the Company on a regular basis. While it is not possible to identify and mitigate all potential risks, the Board relies on the representations of management and the external audit of the financial statements to provide comfort on the Company’s ability to manage its risks. Management’s discussion of current risk factors is set forth in the Company’s Annual Report.

The Board has undertaken a succession planning process with respect to our Chief Executive Officer. The Board believes such planning is important for ensuring continuity in the event of a planned or unplanned transition, and is committed to finding the right leader, while remaining focused on achieving a successful long-term outcome for the Company and its shareholders.

Meetings of the Board of Directors

PSI’s business, property and affairs are managed under the direction of the Board. Members of the Board are kept informed of PSI’s business through discussions with PSI’s CEO and other officers and employees, by reviewing materials provided to them during visits to the Company’s offices and by participating in meetings of the Board and its committees.

The Board held a total of 15 meetings in 2025. The committees of the Board are the Audit Committee, the Compensation Committee, the Nominating Committee, and the Strategic Committee. The Board established the Strategic Committee in May of 2023 for the purpose of overseeing strategic initiatives of the Company. During 2025, the Audit Committee held 5 meetings, the Compensation Committee held 11 meetings, the Nominating Committee held 12 meetings and the Strategic Committee held 4 meetings. The charter for each of the standing Board committees is posted on the Company’s website at www.psiengines.com under “Investors” and then “Governance”. The information on the Company’s website is not part of this proxy statement and is not deemed to be incorporated by reference herein.

All directors attended 75% or more of the combined total number of meetings of the Board and the Board committees on which they served during 2025, and seven of the then-serving members of the Board attended the annual meeting of stockholders in 2025. The Company does not currently have a policy in place regarding attendance by Board members at the Company’s annual meetings of stockholders.

The following table provides committee membership for each of the Board committees as of May 26, 2026:

Name	Audit		Compensation		Strategic		Nominating
Jiwen Zhang, Chairman of the Board					X	*	X	*
Xuesen Yang			X				X
Frank P. Simpkins	X	*			X		X
Courtney Shea	X		X
Hong He	X		X	*
Zhao Jin					X
Fuzhang Yu			X

*	Committee Chair

Committees of the Board

Below is a description of each committee of the Board.

Audit Committee

The Company has a separately designated Audit Committee. Each member of the Audit Committee is financially literate, and the Board has determined that Mr. Simpkins, the chair of the Audit Committee, and Mr. He and Ms. Shea each qualify as an “audit committee financial expert” as defined in applicable SEC rules because he, as applicable, meets the requirement for past employment experience in finance or accounting, and requisite professional certification in accounting or comparable experience. The Board has determined that each of Mr. Simpkins, He and Ms. Shea meets the independence requirements for audit committee members under the

Nasdaq rules, and therefore, the Audit Committee is composed entirely of independent directors. The responsibilities of the Audit Committee include:

•	reviewing and discussing with management and the independent registered public accounting firm the annual audited and quarterly unaudited financial statements;

•

discussing analyses prepared by management or the independent registered public accounting firm concerning significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements;

•	annually reviewing and approving the Audit Committee report required by SEC rules to be included in the Company’s annual proxy statement;

•	discussing and reviewing with management, on a quarterly basis, major financial risk exposure and risk management policies;

•	monitoring the independence of the independent registered public accounting firm;

•

meeting with the independent registered public accounting firm (without the presence of management) quarterly to discuss any audit problems or difficulties and management’s responses to such efforts to resolve the problems;

•	reviewing and approving all related party transactions and resolving conflicts of interest questions;

•	reviewing cybersecurity risk management process and strategies;

•	appointing, replacing, or terminating the independent registered public accounting firm;

•	assuring the regular rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	pre-approving all audit services and permitted non-audit services to be performed by PSI’s independent registered public accounting firm, including the fees and terms of the services to be performed;

•

reviewing with management and the independent registered public accounting firm the report of the independent auditor on PSI’s financial statements and the report of management on PSI’s internal control over financial reporting;

•

reviewing the independent registered public accounting firm report describing its internal quality- control procedures and any known deficiencies, as well as any issues disclosed in its most recent part 1 of the Public Company Accounting Oversight Board’s (“PCAOB”) inspection report of the firm;

•	reviewing with the independent registered public accounting firm and management the audit plan including the scope of the audit and the general audit approach;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

•	establishing procedures for hiring employees and former employees of the independent registered public accounting firm;

•	establishing and overseeing the internal audit function;

•	reviewing earnings releases;

•	conducting an evaluation of the committee’s performance and reporting its results to the Board;

•

reviewing and discussing disclosures made by the Company’s CEO and CFO during the certification process for the Company’s annual reports and quarterly reports regarding the effectiveness of disclosure controls and procedures and significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting; and

•	reviewing and discussing with management the Company’s compliance with financial covenants in its credit facility, as well as any material debt instruments issued by any of the Company’s subsidiaries.

The Audit Committee may delegate any of its responsibilities to the Chair or to a subcommittee of the Audit Committee to the extent permitted by applicable law.

Compensation Committee

The Compensation Committee is responsible for overseeing matters relating to compensation of PSI’s CEO and other executive officers and employees, including the administration of incentive-based and equity-based compensation plans. The Company is a ‘controlled company’ under the Nasdaq listing rules and relies on the controlled company exemption from the requirement that the Compensation Committee be composed entirely of independent directors. The Board has determined that Mr. He and Ms. Shea meet the independence requirements under the applicable Nasdaq listing standards. Mr. Yang and Mr. Yu are not independent under the applicable Nasdaq listing standards. The responsibilities of the Company’s Compensation Committee include:

•	reviewing and approving corporate goals and objectives relevant to the compensation of PSI’s CEO and in consultation with the CEO, the Company’s other executive officers;

•

in connection with reviewing the performance of the CEO and the Company’s other executive officers in light of established goals and objectives, the Committee shall report its conclusions and any recommendations to the Board;

•	reviewing and making recommendations to the Board regarding all compensation of PSI’s CEO and all other executive officers;

•	reviewing and making recommendations to the Board regarding all employment, severance and change-in-control agreements for the CEO and all other executive officers;

•	approving grants of options and other equity awards to the Company’s CEO and all other executive officers, directors and all other eligible individuals;

•

reviewing and making recommendations to the Board regarding the Company’s equity-based compensation plans and administering and determining all awards granted under such equity-based compensation plans;

•	reviewing and approving the creation or revision of the Company’s clawback policy;

•	making recommendations to the Board regarding director compensation;

•	selecting, retaining, paying and terminating compensation consultants to assist with the execution of its duties;

•	conducting an evaluation of the committee’s performance and reporting its results to the Board; and

•

if applicable, reviewing and discussing the Compensation Discussion & Analysis section in the Company’s annual report or annual meeting proxy statement with the Company’s executive officers and recommending whether it should be included in such proxy statement or annual report.

The Compensation Committee may delegate any of its responsibilities to the Chair or to a subcommittee of the Compensation Committee to the extent permitted by applicable law.

Compensation Committee Interlocks and Insider Participation

The Company has a separately designated Compensation Committee consisting of Mr. He, the Chair, Mr. Yang, Ms. Shea and Mr. Yu. None of Mr. He, Mr. Yang, Ms. Shea or Mr. Yu, the members of the Compensation Committee, was an officer or employee of the Company during the Company’s last fiscal year or had any relationship requiring disclosure by the Company pursuant to Item 404 of Regulation S-K. There are no interlocking relationships requiring disclosure by the Company pursuant to Item 407(e)(4)(iii) of Regulation S-K.

Nominating Committee

The Nominating Committee is responsible for overseeing the selection of persons to be nominated to serve on the Board and to assist the Board in developing and ensuring compliance with the Company’s foundational and corporate governance documents. The Company is a ‘controlled company’ under the Nasdaq listing rules and relies on the controlled company exemption from the requirement that the Nominating Committee be composed entirely of independent directors. The Board has determined that Mr. Simpkins meets the independence requirements under the applicable Nasdaq listing standards. Mr. Zhang and Mr. Yang are not independent under the applicable Nasdaq listing standards.

The responsibilities of the Company’s Nominating Committee include:

•	determining qualifications, qualities, skills and other expertise required to be a director and developing criteria to be considered in selecting nominees for independent directors;

•	identifying and recommending to the Board individuals qualified to serve as directors of the Company (as a result of vacancies);

•

evaluating the re-nomination and continuing service of incumbent directors, as impacted by factors including retirement, changes in principal employment or primary occupation, conflicts of interest and attendance;

•	overseeing succession planning of executive management;

•	periodically reviewing and making recommendations to the Board regarding the size, function, structure and operation of the Board;

•	recommending to the Board the appointment of the members and chair of each committee;

•	overseeing the evaluation of the Board and other committees and evaluating performance of the committee annually;

•	developing and recommending to the Board for approval standards for determining whether a director has a material relationship with the Company;

•

reviewing any director resignation letter tendered in accordance with the Company’s director resignation policy and evaluating and recommending to the Board whether such resignation should be accepted;

•

reviewing requests from directors or executive management in advance of accepting an invitation to serve on the Board of another public company, to serve on the audit committees of more than three public companies, or to engage in significant commitments involving affiliation with other businesses or governmental units;

•	reviewing and reporting to the Board with regard to matters of corporate responsibility and sustainability performance; and

•	reviewing and recommending any changes to the Company’s corporate governance policies and practices and overseeing compliance with the requirements therein.

The Nominating Committee may delegate any of its responsibilities to the Chair or to a subcommittee of the Nominating Committee to the extent permitted by applicable law. The Nominating Committee will consider any director candidates recommended by stockholders. Qualifications that the Nominating Committee believes must be met by a director candidate are discussed below under the heading “Director Nominations.”

Strategic Committee

In May 2023, the Board established the Strategic Committee to develop and carry out the strategic initiatives of the Company. The responsibilities of the Company’s Strategic Committee include:

•	developing and recommending strategic plans and initiatives;

•	overseeing the allocation of resources, including financial, human, and other resources to effectively support the Company’s strategic objectives;

•	monitoring progress toward strategic goals and reporting such findings to the Board;

•	managing risks, including identifying, assessing, and mitigating risks to the strategic objectives; and

•	overseeing the Company’s communication and stockholder engagement strategies.

Director Nominations

The Board has delegated to the Nominating Committee the responsibility of identifying, screening and recommending candidates to the Board. The Nominating Committee considers, without limitation, a potential candidate’s independence, skills, qualifications, qualities and other expertise required to be a director (the “Director Criteria”). These qualifications may vary from year to year depending on the needs of the Company at the time.

The Director Criteria should not be construed as minimum qualifications for director selection, potential candidates are not expected to possess all of the Director Criteria identified. Rather, the Director Criteria represent the range of complementary talents, backgrounds and experiences that the Nominating Committee believes would contribute to the effective functioning of the Board.

The Company’s Corporate Governance Guidelines and Nominating Committee charter provide guidelines with respect to the consideration of director candidates. Under these guidelines, the Nominating Committee is responsible for, subject to approval by the Board, establishing and periodically reviewing the Director Criteria and selection of new directors, including independence standards. The Nominating Committee also may recommend to the Board changes to the portfolio of Director Criteria required for the effective functioning of the Board, considering PSI’s strategy and the regulatory, geographic and market environments. The Nominating Committee considers diversity as one of many factors when assessing director candidates.

The Nominating Committee will consider candidates proposed by stockholders to be potential director nominees. Stockholders wishing to nominate a candidate for consideration by the Nominating Committee as a director nominee should provide the name of any recommended candidate, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating stockholder’s ownership of Company stock to the attention of the Company’s CEO at 201 Mittel Drive, Wood Dale, Illinois 60191, and otherwise follow the Company’s nominating process described in the Company’s Bylaws. The Nominating Committee’s policy is to evaluate director nominees proposed by stockholders in the same manner that all other director nominees are evaluated. The Company may, in the future, pay a third-party a fee to assist it in the process of identifying and/or evaluating director candidates.

Stockholder Communications with the Board

Stockholders who wish to communicate with the Board or an individual director may send a written communication to the Board or such director addressed to the Company’s CEO at 201 Mittel Drive, Wood Dale, Illinois 60191. Each communication must set forth:

•	the name and address of the stockholder on whose behalf the communication is sent; and

•	the number of the Company’s shares of Common Stock that are owned beneficially by such stockholder as of the date of the communication.

Each communication will be reviewed by the Company’s CEO to determine whether it is appropriate for presentation to the Board or such director. Examples of inappropriate communications include advertisements, solicitations or hostile communications. Communications determined by PSI’s CEO to be appropriate for presentation to the Board or such director will be submitted to the Chairman of the Board, the Board or such director on a periodic basis.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all of PSI’s employees, officers and directors, including those officers responsible for financial reporting. The Code is available on the Company’s website at www.psiengines.com under “Investors” and then “Governance.” The information on the Company’s website is not part of this proxy statement and is not deemed to be incorporated by reference herein.

Insider Trading Policy; Hedging and Pledging
The Company has an Insider Trading Compliance Policy (the “Policy”), as last updated on July 1, 2025, that sets forth terms, conditions, timing, limitations, and prohibitions with respect to trading in the Company’s securities. The Insider Trading Policy prohibits all “Covered Persons” (defined below) from trading in the Company’s securities while in possession of material nonpublic information. In addition, the Policy explicitly prohibits the following activities by Covered Persons, even in instances where the transaction could be completed pursuant to an arrangement that complies with
Rule 10b5-1(c) of
the Exchange Act:

•	Short selling (i.e., selling Company securities you do not own at the time of sale);

•	Buying or selling put options, call options or other derivative securities relating to the Company on a securities exchange or in any other organized securities market;

•	Engaging in hedging transactions, such as “costless collars” and forward sale contracts;

•	Purchasing Company securities on margin; or

•	Pledging the Company’s stock and/or borrowing against it in a margin account.
For purposes of the Policy, “Covered Persons” include any employee who has obtained material, non-public
information, as well as the Company’s directors, executive officers (including named executive officers), vice presidents and employees working in the Company’s finance and accounting groups, and any other persons designated as Covered Persons by the Insider Trading Compliance Officer or the Board.
Clawback Policy
The Company has adopted a Clawback Policy that is intended to be consistent with Section 10D of the Exchange Act and Rule
10D-1
promulgated thereunder and Nasdaq Listing Rule 5608 (“Nasdaq Rule 5608”). In the event the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Clawback Policy provides that the Company will require recoupment of the excess amount of certain incentive compensation received by certain covered executives during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the accounting restatement.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish PSI with copies of all Section 16(a) forms they file.

To the Company’s knowledge, including PSI’s review of the copies of such reports furnished to the Company and written representations that no other reports were required during 2025, all Section 16(a) filing requirements were satisfied on a timely basis, except the following reports: (i) Two Form 4s filed on January 17, 2025 and January 27, 2025 (reporting one and three transactions, respectively) for Gary Winemaster, who beneficially owned more than ten percent of the Common Stock at that time; (ii) One Form 4 filed on June 4, 2025 (reporting four transactions) for Constantine Xykis. An amended Form 4 was subsequently filed on June 12, 2025 to correct the transaction date reported in the original filing; (iii) One Form 3 filed on January 6, 2026 for Xuesen Yang; and (iv) One Form 3 filed on January 6, 2026 for Zhao Jin.

Director Compensation

PSI directors generally receive the following compensation for their services as members of the Board (other than as set forth in footnote 3 to the table below):

•	A cash retainer of $50,000 per year;

•	An additional cash retainer of $25,000 per year to the Chairman of the Board and the Chair of the Audit Committee;

•	An additional cash retainer of $15,000 per year to the Chair of the Compensation Committee;

•	5,000 shares of restricted stock per year; and

•	Meeting fees of $1,500 per day for each Board and Committee meeting.

The Company also reimburses directors for necessary and reasonable travel and other related expenses incurred in connection with the performance of their official duties of attendance at each meeting of the Board or any Committee.

The table below summarizes the compensation paid to each director for their service on the Board for the year ended December 31, 2025:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Jiwen Zhang(4)	$132,000	—	$132,000
Courtney Shea(2)	$10,909	$328,800	$339,709
Frank P. Simpkins	$145,500	$328,800	$474,300
Xuesen Yang(3)(4)	$30,925	—	$30,925
Hong He	$131,000	$328,800	$459,800
Fuzhang Yu(4)	$21,925	—	$21,925
Zhao Jin(4)(5)	$17,425	—	$17,425
Gengsheng Zhang(6)	—	—	—
Kenneth W. Landini(7)	$67,500	—	$67,500
Kui Jiang(8)	$74,710	—	$74,710

(1)

Reflects the aggregate grant date fair value of restricted stock granted to Ms. Shea and Messrs. Simpkins and He on December 11, 2025, which will vest on July 24, 2026, and related to their 2025 Board service. The grant date fair value is computed in accordance with FASB ASC Topic 718. As of December 31, 2025,

Ms. Shea and Messrs. Simpkins and He each had 5,000 unvested shares of restricted stock. Mr. Landini’s 5,000 shares of restricted stock granted on December 12, 2024, vested on July 10, 2025, prior to his resignation from the Board on July 23, 2025. Mr. Landini did not receive a restricted stock grant in 2025.
(2)

On July 24, 2025, Ms. Shea was appointed to the Board, effective as of that date and will continue to serve until the Company’s 2026 annual meeting of stockholders or until her successor is duly elected and qualifies.

(3)

On October 9, 2025, Mr. Yang was appointed to the Board, effective as of that date and will continue to serve until the Company’s 2026 annual meeting of stockholders or until his successor is duly elected and qualifies.

(4)	On December 11, 2025, the Weichai-designated directors were approved to receive retainer and meeting fees for their service on the Board, effective as of October 9, 2025.
(5)

On October 9, 2025, Mr. Jin was appointed to the Board, effective as of that date and will continue to serve until the Company’s 2026 annual meeting of stockholders or until his successor is duly elected and qualifies.

(6)	On October 9, 2025, Mr. Zhang resigned as a member of the Board, effective as of that date.
(7)	On July 23, 2025, Mr. Landini resigned as a member of the Board, effective as of that date.
(8)	On October 9, 2025, Mr. Jiang resigned as a member of the Board, effective as of that date. Mr. Jiang has earned fees for his 2025 Board and Committee services but not been paid such fees.

EXECUTIVE COMPENSATION

The named executive officers for the year ended December 31, 2025 were:

•	C. (Dino) Xykis, Former CEO; Former Chief Technical Officer; Former Interim CEO;(1)

•	Xun (Kenneth) Li, CFO;

•	Zhaoying (Dorothy) Du, General Counsel and Corporate Secretary

(1)	Mr. Xykis resigned as CEO effective May 12, 2026.

Summary Compensation Table

The table below summarizes our named executive officers’ compensation for the services rendered to the Company, in all capacities, for the years ended December 31, 2025, and 2024.

				Option/ SAR	Nonequity Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards	Compensation(2)	Compensation(3)	Total
C. (Dino) Xykis(4)	2025	$598,276	$816,790	—	$945,612	$64,538	$2,425,216
Chief Executive Officer	2024	$539,846	$71,985	—	$534,674	$62,728	$1,209,233
Xun (Kenneth) Li	2025	$403,214	$420,827	—	$462,302	$17,757	$1,304,100
Chief Financial Officer	2024	$385,851	$38,585	—	$264,166	$14,574	$703,176
Zhaoying (Dorothy) Du(5)	2025	$111,000	$30,000	—	$128,765	$7,611	$277,376
General Counsel and Corporate Secretary	2024	—	—	—	—	—	—
Randall Lehner(6)	2025	$94,231	—	—	—	$355,755	$449,986
General Counsel	2024	$282,692	$38,500		$201,624	$19,508	$542,324

(1)

The amounts reported for each named executive officer in this column for 2025 include (i) for Mr. Xykis: $816,790 for the 2025 LTI Plan, which is described below under “Long Term Incentive Plan”; (ii) for Mr. Li $420,827 for the 2025 LTI Plan payment; and (iii) for Ms. Du $30,000 as a one-time bonus.

(2)

The amounts reported for each named executive officer in this column for 2025 represent their 2025 Key Performance Indicator (“KPI”) Plan, amounts. A description of the Company’s 2025 KPI plan is set forth below under “2025 Key Performance Indicator Plan;”

(3)

The reported amounts for 2025 in the “All Other Compensation” column include (i) for Mr. Xykis: (a) $2,338 for life insurance premiums, (b) $44,700 for automobile-related expenses (including an automobile and automobile lease allowances) and (c) $17,500 for 401(k) matching contributions; (ii) for Mr. Li (a) $17,500 for 401(k) matching contributions and (b) $257 for life insurance premiums; (iii) for Ms. Du: (a) car allowance of $3,200, (b) $4,342 for 401(k) matching contributions and (c) $69 for life insurance premiums; and (iv) Mr. Lehner: (a) car allowance of $2,400, (b) $16,528 for 401(k) matching contributions and (c) $336,827 related to severance.

(4)	Mr. Xykis resigned as CEO effective May 12, 2026.
(5)	Ms. Du joined the Company on September 3, 2025. The amounts reported for Ms. Du reflect compensation earned from her start date through December 31, 2025.
(6)	Mr. Lehner joined the Company effective March 4, 2024 and Mr. Lehner and the Company mutually agreed to terminate the Lehner Employment Agreement, effective April 24, 2025.

Employment Agreements with Named Executive Officers

C. (Dino) Xykis. In connection with Mr. Xykis’ appointment as CEO and Chief Technical Officer on April 24, 2023, Mr. Xykis and the Company entered into an employment agreement, effective April 24, 2023 (the “Xykis

Employment Agreement”), which supersedes his previous employment-related agreements with the Company. The Xykis Employment Agreement provides for the following: (a) an annual base salary of $525,000; (b) eligibility to participate in any KPI plan, with a target opportunity equal to 70% of his base salary, or as generally determined by the Board for the overall KPI plan; (c) Mr. Xykis’ eligibility to participate in any LTI plan, with a target equal to 60% of his base salary, or as generally determined by the Board for the overall LTI plan; (d) subject to approval by the Compensation Committee, an award of 85,000 SARs with a strike price to be determined at the time of the Compensation Committee’s approval and vesting in essentially three equal installments on the anniversary of the grant date, subject to Mr. Xykis’ continued employment in good standing as of each vesting date (which award was granted on April 25, 2023); (e) an automobile allowance of $1,975 per month towards his automobile lease, $1,750 per month towards the cost of gasoline for travel as long as Mr. Xykis commutes from his current home to the Company’s headquarters, and reimbursement for reasonable amounts spent on auto insurance for the leased vehicle capped at $2,500 per year; and (f) Mr. Xykis’ eligibility to participate in all Company employee benefit programs for which senior employees of the Company are generally eligible. If the Company terminates Mr. Xykis without cause (as defined in the Xykis Employment Agreement), in addition to payment of any accrued obligations, Mr. Xykis would be eligible to receive severance, subject to his execution and non-revocation of a general release of claims in favor of the Company, consisting of: (i) any determined, but unpaid, KPI or LTI bonus relating to the fiscal year prior to the fiscal year of termination; (ii) any prorated KPI or LTI bonus for the fiscal year in which his termination occurs once determined by the Board; (iii) 12 months of base salary continuation payments; and (iv) subject to his election to receive COBRA health insurance, payment by the Company of a proportional share of the premiums owed by Mr. Xykis as if he were still employed by the Company for 12 months. If Mr. Xykis is terminated for cause, any outstanding KPI bonus or LTI award, including any not yet paid for the fiscal year prior to the fiscal year of his termination, and any restricted stock units, unexercised stock options and SARs (whether vested or unvested) will be automatically forfeited. The Xykis Employment Agreement contains certain restrictive covenants, including an indefinite confidentiality provision and IP assignment provision, and non-competition and non-solicitation covenants applicable for one-year post-termination.

As stated above, and as previously disclosed, the Xykis Employment Agreement supersedes his prior employment-related agreements with the Company, including the letter agreement he and the Company entered into on June 15, 2022 related to his appointment as the Company’s Interim CEO, the terms of which were in addition to the terms of his employment agreement with the Company, dated March 15, 2021, that remained in full force and effect and continued to govern his role as the Company’s Chief Technical Officer. For purposes of Mr. Xykis’ 2022 compensation, the Interim CEO letter agreement provided that (i) in addition to his salary, he would receive a bonus paid semi-monthly in the amount of $5,000 per month from June 1, 2022 until such time as a successor CEO was appointed by the Board (the “Interim CEO Term”), subject to an aggregate minimum bonus payment of $25,000 on a pre-tax basis (the “Minimum Bonus Payment”), and (ii) that he was also eligible to receive an award of 3,333 SARs per month during the Interim CEO Term (the “SARs Award”), subject to certain conditions, with an initial award of 20,000 SARs (the “Minimum SARs Award”) as part of the SARs Award due to vest on the one-year anniversary of the grant date, subject to Mr. Xykis’ continued service with the Company through the vesting date. As the Interim CEO Term was greater than 6 months, pursuant to the terms of the letter agreement, Mr. Xykis also received any additional grant of 16,663 SARs as part of the SARs Award granted on April 25, 2023, which vests on the one-year anniversary of the grant date, subject to Mr. Xykis’ continued service with the Company through the vesting date.

On May 12, 2026, Mr. Xykis resigned from his employment with the Company as Chief Executive Officer and from all other positions he held with the Company and its subsidiaries. In connection with his resignation, the Company and Mr. Xykis entered into a Resignation Agreement and General Release (the “Resignation Agreement”) that became effective following the expiration of the applicable revocation period. The payments and benefits described below remain subject to Mr. Xykis’ continued compliance with the terms of the Resignation Agreement.

Under the Resignation Agreement, Mr. Xykis received or is entitled to receive: (i) payment of his 2025 Key Performance Indicator bonus of $945,611.91 and the remaining portion of his 2025 Long-Term Incentive bonus of $312,462.09, in each case less applicable withholdings and as previously earned and approved by the Compensation Committee for fiscal year 2025; (ii) cash settlement of 28,334 vested stock appreciation rights previously granted to Mr. Xykis under his SARs Agreement dated April 25, 2023, which Mr. Xykis exercised on May 14, 2026. The gross SAR payment was $1,085,475.54, calculated using the May 14, 2026 closing price of $41.30 less the $2.99 strike price, before applicable withholdings; and (iii) subject to his timely election of COBRA continuation coverage and compliance with the reimbursement procedures set forth in the Resignation Agreement, partial reimbursement of COBRA premiums for up to twelve months following the date his COBRA coverage first takes effect, calculated based on the Company-paid portion of premiums for Mr. Xykis’s level of coverage immediately prior to his resignation.

The Resignation Agreement also contains a general release of claims and customary covenants by Mr. Xykis in favor of the Company and its affiliates, and provides that neither the Resignation Agreement nor the payment of consideration under it constitutes an admission of wrongdoing or liability by the Company. A copy of the Resignation Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 13, 2026.

Xun (Kenneth) Li. On August 29, 2022, Mr. Li entered into an employment agreement with the Company, effective August 29, 2022 (the “Li Employment Agreement”), related to his employment as CFO. The Li Employment Agreement provides for (i) an annual base salary of no less than $360,000; (ii) a sign-on bonus of $20,000 (subject to reimbursement from Mr. Li if he voluntarily resigns within 1 year from the effective date of his employment); (iii) eligibility to participate in the Company’s KPI plan at a target amount equal to 50% of his base salary or as determined by the Board (with eligibility for 2022 on a prorated basis); (iv) eligibility to participate in any Company LTI plan with a target LTI bonus equal to 60% of his base salary or as generally determined by the Company for the overall LTI plan (with eligibility to participate in the stay portion of the LTI Plan on a prorated basis); and(v) eligibility to receive an award of 30,000 SARs with a strike price determined at the close of business on the day of the Compensation Committee’s approval (i.e., the grant date), vesting in four equal installments on the anniversaries of the grant date subject to Mr. Li’s continued employment with the Company through the vesting date (which award was granted on September 2, 2022). Pursuant to the Li Employment Agreement, Mr. Li is also eligible to participate in the Company’s employee benefit programs on the same basis as its other employees. In the event that Mr. Li’s employment is terminated by the Company without cause (as defined in the Li Employment Agreement), he will be entitled to receive (i) severance equal to his base salary for 6 months if his employment period is less than 48 months, and for 12 months if his employment period is 48 months or longer, subject to his execution and non-revocation of a general release in favor of the Company, and (ii) payment for any KPI bonus or LTI award related to the fiscal year in which the termination occurs, if any, which may be prorated based on when his termination date occurs during the fiscal year. If Mr. Li is terminated for cause, any outstanding KPI bonus or LTI award, including any not yet paid for the fiscal year prior to the year of his termination, and any restricted stock units, unexercised stock options and SARs (whether vested or unvested) will be automatically forfeited. Mr. Li’s employment agreement contains certain restrictive covenants, including an indefinite confidentiality provision and IP assignment provision and non-competition and non-solicitation covenants applicable for one-year post-termination.

Effective as of May 12, 2026, the Board appointed Mr. Li to serve as Interim Chief Executive Officer of the Company (principal executive officer), in addition to his continuing role as Chief Financial Officer (principal financial officer). Mr. Li will serve as Interim Chief Executive Officer until the earlier of the appointment of a permanent Chief Executive Officer by the Board and such other time as the Board may determine. Mr. Li will continue to receive his existing compensation as Chief Financial Officer and will not receive additional cash compensation in connection with his service as Interim Chief Executive Officer. The Compensation Committee of the Board may, in its discretion, review and adjust Mr. Li’s compensation at any time in recognition of his expanded responsibilities.

Zhaoying (Dorothy) Du. The Company has an employment agreement with Ms. Du (the “Du Employment Agreement”) effective September 3, 2025 related to her employment as General Counsel. The Du Employment Agreement provides that Ms. Du’s employment is “at will” and may be terminated at any time by either party. The Du Employment Agreement provides for: (i) an annual base salary of $370,000, subject to increase from time to time; (ii) a sign-on bonus of $30,000; (iii) eligibility to participate in the Company’s Key Performance Indicator Plan (the “KPI”) at a target amount equal to 50% of her base salary; (iv) eligibility to participate in the Company’s Long Term Incentive Plan (the “LTI”) with a target LTI bonus equal to 60% of her base salary; (v) eligibility to receive an award of 700 Stock Appreciation Rights with a strike price determined by the Compensation Committee at the grant date, to be vested in three equal installments on the anniversaries of the grant date; (vi) eligibility at the executive level and on par with the Chief Financial Officer, to participate in any Company equity or long-term incentive program, including any rolling LTI program established for 2026 or thereafter, subject to Board-approved terms and conditions; and (vii) eligibility to receive a vehicle allowance of $800 per month. In the event that Ms. Du’s employment is terminated by the Company without Cause (as defined in the Du Employment Agreement) during the employment term, she will be entitled to receive, among other things, (i) severance equal to base salary for nine months if her employment period is less than 48 months, and for one year if her employment period is 48 months or longer; and (ii) any unpaid awarded KPI and LTI bonuses. In addition, pursuant to the Du Employment Agreement, if Ms. Du terminates her employment for Good Reason (as defined in the Du Employment Agreement) within 12 months following a Change in Control (as defined in the Du Employment Agreement), such termination will be treated as a termination without Cause, and Ms. Du will be entitled to receive the severance payments and benefits described above. The Du Employment Agreement restricts Ms. Du from competing with the Company during the term of the agreement and for one year after termination of her employment with the Company. The Du Employment Agreement also restricts Ms. Du from soliciting the Company’s customers or employees during the term of the agreement and for one year after termination of her employment with the Company.

Randall Lehner. On February 8, 2024, the Company entered into an employment agreement with Mr. Lehner (the “Lehner Employment Agreement”). The Lehner Employment Agreement provides that Mr. Lehner’s employment is “at will” and may be terminated at any time by either party. The Lehner Employment Agreement provides for: (i) an annual base salary of $350,000, subject to increase from time to time; (ii) eligibility to participate in the Company’s Key Performance Indicator Plan (the “KPI”) at a target amount equal to 50% of his base salary; (iii) eligibility to participate in the Company’s Long Term Incentive Plan (the “LTI”) with a target LTI bonus equal to 60% of his base salary; and (iv) eligibility to receive a vehicle allowance of $800 per month. In the event that Mr. Lehner’s employment is terminated by the Company without Cause (as defined in the Lehner Employment Agreement) during the employment term, he will be entitled to receive, among other things, (i) severance equal to base salary for nine months if his employment period is less than 48 months, and for one year if his employment period is 48 months or longer; and (ii) any unpaid awarded KPI and LTI bonuses. The Lehner Employment Agreement restricts Mr. Lehner from competing with the Company during the term of the agreement and for one year after termination of his employment with the Company. The Lehner Employment Agreement also restricts Mr. Lehner from soliciting the Company’s customers or employees during the term of the agreement and for one year after termination of his employment with the Company.

Mr. Lehner and the Company mutually agreed to terminate the Lehner Employment Agreement, effective April 24, 2025 (the “Effective Date”), and entered into a Separation Agreement and Release (the “Separation Agreement”), effective as of the Effective Date, pursuant to which Mr. Lehner became entitled to receive: (a) $350,000, which is equal to 12 months of pay at Mr. Lehner’s then-current annual salary, (b) $19,200, which is equal to 24 months of Mr. Lehner’s then-current car allowance, (c) $38,125.82 in additional consideration and (d) subject to his election to receive continued group health plan coverage under COBRA, continued coverage at active-employee rates for up to 12 months after the Effective Date. Under the Separation Agreement, Mr. Lehner provided customary broad form releases and agreed to confidentiality obligations and other covenants to the Company.

Long-Term Incentive Plan

The Company established an LTI Plan for the period January 1, 2023 to December 31, 2025. Pursuant to the LTI Plan, executives, including the named executive officers, are eligible to receive a target incentive amount (which target incentive amount is equal to 60% of the executive’s base salary), with (i) 50% of the target incentive amount to be received as an incentive that is not tied to performance conditions and (ii) the remaining 50% of the target incentive amount subject to the Company’s performance against a performance indicator based on net income over the three-year performance period. The 50% of the guaranteed target incentive amount (equal to 30% of the executive’s base salary) vests in equal annual installments as follows: (i) one-third vested on December 31, 2023 to be paid out in the first quarter of 2024; (ii) one-third vests on December 31, 2024 to be paid out in the first quarter of 2025; and (iii) one-third vests on December 31, 2025 to be paid out 30 days after 2025 audit results are approved by the Audit Committee. A full description of the Company’s LTI Plan is available at Exhibit 10.35, “Description of Long-Term Incentive Plan” to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

2025 Key Performance Indicator Plan

The named executive officers were eligible to earn a cash incentive award for 2025 under the Company’s KPI plan established for 2025 (the “2025 KPI Plan”). For 2025, the annual target incentive opportunity for each named executive officer as a percentage of his or her base salary for the year was 70% for Mr. Xykis, 50% for Mr. Li, and 50% for Ms. Du, with their individual cash incentive awards weighted as follows: (i) for Mr. Xykis, 80% was tied to Company performance relative to the Company performance metrics and 20% was tied to individual performance; and (ii) for Mr. Li and Ms. Du, 70% was tied to Company performance relative to the Company performance metrics and 30% was tied to individual performance.

The following two separately weighted performance metrics were established as the Company’s performance metrics under the 2025 KPI Plan: (i) gross revenue (less tariffs) and (ii) pre-tax income. Weightings, performance thresholds and payout ranges are shown in the table below with no payout earned for performance below the threshold. Set forth in the table below are the weightings, performance thresholds and payout ranges for each Company performance metric (dollars in millions).

Performance Payout Threshold (interpolation used between these points)	Revenue (in millions) (50% of Goal)	Pre-tax Income (in millions) (50% of Goal)
0% Target	$476	$71
100% Target	$600	$82
200% Target	$650	$94
300% Target	$700	$106

The Company’s 2025 performance in relation to the 2025 KPI Plan’s Company performance metrics resulted in the Company’s performance metrics being achieved at approximately 288.6% of target, as shown below (dollars in millions).

Performance Metric	Weighting (%)	2025 Actual Performance (in millions)	Earned (%)	Achieved (%)
Revenue (less tariffs)	50%	$704.7	300%	150%
Pre-Tax Income	50%	$103.4	277%	138.6%
Total Company Performance Achievement	100%			288.6%

Each named executive officer’s award under the 2025 KPI Plan is shown above in the “Nonequity Incentive Plan Compensation” column of the “Summary Compensation Table.”

2012 Incentive Compensation Plan

The Company maintains the 2012 Incentive Compensation Plan (as amended, the “2012 Plan”), which provides for the grant to employees, directors and consultants of awards of stock options, stock appreciation rights, restricted shares, restricted stock units, deferred stock, performance units, other share-based awards and cash-based awards. The maximum aggregate number of shares of Common Stock that may be issued under the 2012 Plan is 379,516 shares, which may consist, in whole or in part, of authorized and unissued shares, treasury shares, or shares reacquired by the Company in any manner. Unless otherwise provided in an award agreement, upon the occurrence of a Change in Control (as defined in the 2012 Plan) or a grantee’s termination of service by the Company without Cause (as defined in the 2012 Plan) or by the grantee for Good Reason (as defined in the 2012 Plan), in either case with two (2) years after the Change in Control event, all unvested awards shall vest, and for performance awards, all unearned or unvested awards shall be earned and vested based on performance achieved (as determined by the Compensation Committee) on a pro rata basis. In addition, upon a Change in Control, the Compensation Committee make adjustments to outstanding awards to reflect the Change in Control, cause such awards to be assumed or replaced by the surviving entity, as applicable, and with respect to stock options and SARs, cancel awards having exercise prices greater than the Change in Control Price (as defined in the 2012 Plan) or cash out such awards. The Company granted 700 SARs to Ms. Du under the 2012 Plan during the fiscal year ended December 31, 2025.

2026 Phantom Unit Plan

On March 6, 2026, the Board approved the Power Solutions International, Inc. 2026 Phantom Unit Plan (the “Phantom Unit Plan”). The Phantom Unit Plan provides for the grant of cash-settled awards (“Phantom Units”) to eligible service providers, including the named executive officers, tied to the fair market value of the Company’s common stock. Each Phantom Unit represents an unfunded and unsecured obligation of the Company to make a cash payment equal to the average fair market value per share of the Company’s common stock over the thirty (30) trading days immediately preceding the applicable vesting date. Phantom Units do not represent actual equity interests in the Company, carry no voting rights, and do not entitle participants to dividends.

Phantom Units vest in three equal annual installments, with the first installment vesting on the vesting commencement date and the remaining installments vesting on each of the first and second anniversaries thereof, subject to the participant’s continuous service. Accelerated vesting of all unvested Phantom Units occurs upon (i) termination of service due to death or disability, (ii) a Change in Control (as defined in the Phantom Unit Plan) in which the acquiror does not assume or substitute the outstanding awards, or (iii) an involuntary termination or resignation for Good Reason (as defined in the Phantom Unit Plan) within twenty-four (24) months following a Change in Control in which the awards were assumed or substituted. Settlement is made in a lump sum cash payment within sixty (60) days following the applicable vesting date. Awards are subject to the Company’s clawback and recoupment policies. The Phantom Unit Plan is governed by Delaware law.

Outstanding Equity Awards at 2025 Year-End

The table below shows outstanding SAR awards as of December 31, 2025, held by each named executive officer. No stock awards remained outstanding for any named executive officers as of December 31, 2025.

	Option/SAR Awards
Name	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable		Option/SAR Exercise Price ($)	Option/SAR Expiration Date
C. (Dino) Xykis	—	28,334	[2]	2.99	April 25, 2033
Xun (Kenneth) Li	—	7,500	[2]	2.00	September 2, 2032
Zhaoying (Dorothy) Du	—	700	[3]	65.76	December 11, 2035
Randall Lehner[4]	—	—		—	—

(1)

The amount reported represents Mr. Xykis’ outstanding SAR award, effective March 24, 2023, under the 2012 Plan, which vests and becomes exercisable in three equal installments on April 25, 2024, April 25, 2025 and April 25, 2026. Subsequent to December 31, 2025, Mr. Xykis exercised these 28,334 vested SARs on May 14, 2026, as described above under Resignation Agreement with Mr. Xykis.

(2)

The amount reported represents Mr. Li’s outstanding SAR award, effective September 2, 2022, under the 2012 Plan, which vests and becomes exercisable in four equal installments on September 2, 2023, September 2, 2024, September 2, 2025 and September 2, 2026.

(3)

The amount reported represents Ms. Du’s outstanding SAR award, effective December 11, 2025, under the 2012 Plan, which vests and becomes exercisable in three equal installments on December 11, 2026, December 11, 2027 and December 11, 2028.

(4)	Mr. Lehner joined the Company effective March 4, 2024 and Mr. Lehner and the Company mutually agreed to terminate the Lehner Employment Agreement, effective April 24, 2025.

Potential Payments Upon Termination or Change in Control

As of December 31, 2025, the Company had employment agreements with Mr. Xykis, Mr. Li and Ms. Du that provided for payments upon termination without “cause.” A summary of the payments that Mr. Xykis’, Mr. Li’s and Ms. Du’s employment agreements provide for upon a termination without “cause” is summarized above under the heading, “Employment Agreements with Named Executive Officers.”

Except for the Resignation Agreement with Mr. Xykis described above, the Change in Control provision in the Du Employment Agreement described above, accelerated vesting of equity awards under the 2012 Plan, and accelerated vesting of Phantom Units under the Phantom Unit Plan as described above, the Company does not have any other compensatory plans or arrangements in place that provide for any payments or benefits upon the resignation, retirement or any other termination of any of the named executive officers, as the result of a change in control, or from a change in any named executive officer’s responsibilities following a change in control.

Pay Versus Performance
In August 2022, the SEC released the final version of its pay versus performance disclosure rules as mandated under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and other official guidance issued thereunder, and which became effective starting with fiscal year ended December 31, 2022. The final rules were codified under Item 402(v) of Regulation
S-K
(along with other official guidance issued, “PvP disclosure rules”) and require the Company to provide the following tabular and narrative disclosures.
In accordance with the PvP disclosure rules, the below sets forth the following for the previous three years (i) the total compensation set forth in the Summary Compensation Table (“SCT”) for the individuals serving as the Company’s principal executive officer (“PEO”) and the non-PEO
named executive officers (“NEOs”); (ii) the total and average “compensation actually paid” (“CAP”) by the Company to the PEO and the non-PEO
NEOs as a group, respectively; (iii) the Company’s cumulative total shareholder return (“Cumulative TSR”); and (iv) the Company’s Net Income.
2025 Pay versus Performance Table

Year(a) (1)	SCT Total for PEO (Xykis)(b)	Compensation Actually Paid to PEO (Xykis)(c) (2)	Average SCT Total for Non- PEO NEOs(d) (3)	Average Compensation Actually Paid to Non- PEO NEOs(e) (2)	Value of Initial Fixed $100 Investment Based on: Total Shareholder Return(f) (4)	Net Income (g) (thousands)
2025	$2,425,216	$3,166,711	$677,154	$967,337	$1,905	$113,987
2024	$1,209,233	$2,728,721	$622,750	$888,033	$992	$69,279
2023	$1,449,282	$1,343,079	$496,768	$487,073	$68	$26,306

(1)	For 2025, Mr. Xun (Kenneth) Li, Mr. Randall Lehner and Ms. Zhaoying (Dorothy) Du served as non-PEO NEO’s. For 2024 and 2023, Mr. Xun (Kenneth) Li and Randall Lehner, served as non-PEO NEOs.
(2)
Represents CAP for the PEOs and the average CAP for the
non-PEO
NEOs as a group, computed in accordance with the PvP disclosure rules. The dollar amounts do not reflect the amounts of compensation ultimately earned or realized by the PEOs or non-PEO
NEOs during the covered years.

(3)	Amounts reflected in this column represent the average “Total” compensation from the SCT for the non-PEO NEOs as a group.
(4)
Amounts reflected in these columns represent the Company’s Cumulative TSR for each measurement period from December 31, 2022 through December 31, 2025. Dividends are assumed to be reinvested. The resulting amounts assume that $100 was invested on December 31, 2022 in the Company’s Common Stock.

CAP is determined by taking the “Total” column amount from the SCT for each covered fiscal year and adjusting as follows for the PEOs (Xykis for 2025, 2024 and 2023) and non-PEO
NEOs (Li, Lehner and Du for 2025; Li and Lehner for 2024; Li and Gu for 2023):

Adjustments to Determine CAP for PEO (Xykis)
Covered Fiscal Year	2025	2024	2023
SCT Total for PEO (Xykis)	$2,425,216	$1,209,233	$1,449,282

Pension Adjustments (i)
Subtract “Change in Actuarial Present Value” reported in the SCT for the covered fiscal year	—	—	—
Add pension value attributable to covered fiscal year’s “service cost”	—	—	—
Add pension value attributable to the entire “prior service cost” of benefits granted (or credit for benefits reduced) in a plan amendment made in the covered fiscal year attributable to prior service periods	—	—	—

Adjustments to Determine CAP for PEO (Xykis)
Covered Fiscal Year	2025	2024	2023
Equity Adjustments (ii)
Subtract fair value (as of grant date) reported in the “Option/SAR Awards” column in the SCT for the covered fiscal year	—	—	($216,542)
Add fair value (as of end of year) of equity awards granted during the covered fiscal year that remain unvested as of year end	—	—	$136,228
Add fair value (as of vesting date) of equity awards granted during the covered fiscal year that vest during the covered year	—	—	—
Add/Subtract the change in fair value from the prior year-end to the covered fiscal year-end for equity awards granted in prior fiscal years that remain outstanding and unvested at the end of the covered fiscal year	$768,833	$1,518,022	($6,032)
Add/Subtract the change in fair value from the prior year-end to vesting date for equity awards granted in prior fiscal years that vested during the covered fiscal year	($27,338)	$1,466	($19,857)
Subtract fair value (as of end of prior year) for equity awards granted in prior fiscal years that were forfeited during the covered fiscal year		—	—
Add incremental fair value (as of modification date) of equity awards modified during the covered fiscal year		—	—
Add dividends or other earnings paid on equity awards during the covered fiscal year prior to vesting date of award that are not otherwise included in the total compensation for the covered fiscal year		—	—

TOTAL ADJUSTMENTS	$741,495	$1,519,488	($106,203)

CAP	$3,166,711	$2,728,721	$1,343,079

Covered Fiscal Year	2025	2024	2023
Average SCT Total for Non-PEO NEOs	$677,154	$622,750	$496,768

Pension Adjustments (i)
Subtract “Change in Actuarial Present Value” reported in the SCT for the covered fiscal year	—	—	—
Add pension value attributable to covered fiscal year’s “service cost”	—	—	—
Add pension value attributable to the entire “prior service cost” of benefits granted (or credit for benefits reduced) in a plan amendment made in the covered fiscal year attributable to prior service periods	—	—	—
Equity Adjustments (ii)
Subtract fair value (as of grant date) reported in the “Option/SAR Awards” column in the SCT for the covered fiscal year	($17,788)	—	—
Add fair value (as of end of year) of equity awards granted during the covered fiscal year that remain unvested as of year end	$14,081	—	—
Add fair value (as of vesting date) of equity awards granted during the covered fiscal year that vest during the covered year	—	—	—
Add/Subtract the change in fair value from the prior year-end to the covered fiscal year-end for equity awards granted in prior fiscal years that remain outstanding and unvested at the end of the covered fiscal year	$102,133	$202,685	($9662)

Covered Fiscal Year	2025	2024	2023
Add/Subtract the change in fair value from the prior year-end to vesting date for equity awards granted in prior fiscal years that vested during the covered fiscal year	$191,757	$62,598	($33)
Subtract fair value (as of end of prior year) for equity awards granted in prior fiscal years that were forfeited during the covered fiscal year	—	—	—
Add incremental fair value (as of modification date) of equity awards modified during the covered fiscal year	—	—	—
Add dividends or other earnings paid on equity awards during the covered fiscal year prior to vesting date of award that are not otherwise included in the total compensation for the covered fiscal year	—	—	—

TOTAL ADJUSTMENTS	$290,183	$265,283	($9,695)

CAP	$967,337	$888,033	$487,073

(i)	We do not sponsor or maintain any defined benefit pension plans and therefore no adjustments were made related to pension value.
(ii)
The fair value or incremental fair value of all incentive equity awards is determined in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation,” generally using the same assumptions used in determining the grant date fair value of the Company’s equity awards reflected in the
“Summary Compensation Table”
; provided, in order to properly value the SAR awards using the Black-Scholes model the Company uses for such grant date fair value, the Company made appropriate adjustments to the grant date assumptions to reflect changes in the historical and implied stock price volatility, expected life (including adjustments for the time that lapsed between grant date and valuation date), dividend yield and risk-free interest rates as of each measurement date.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.
Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
The Company does not grant stock options, stock appreciation rights or other equity awards in anticipation of the release of material nonpublic information or for the purpose of affecting the value of executive compensation. The Company’s policy and practice is not to time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. The Board or Compensation Committee, as applicable, approves equity awards based on Company compensation objectives, applicable plan terms and relevant business considerations, and does not take material nonpublic information into account when determining the timing or terms of such awards.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding beneficial ownership of shares of the Company’s Common Stock as of May 26, 2026, by:

•	each person who is known to us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;

•	each named executive officer and each director; and

•	all of the Company’s current executive officers, named executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Beneficial ownership of Common Stock is based on 23,050,450 shares of Common Stock issued and outstanding as of May 26, 2026.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to the Company’s knowledge, sole voting and investment power with respect to the indicated shares of Common Stock. Addresses for the beneficial owners are set forth in the footnotes to the table.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock	Percent of Outstanding Common Stock
Directors:
Jiwen Zhang	—	—
Courtney Shea	5,000	*
Frank P. Simpkins	30,000	*
Hong He	23,750	*
Fuzhang Yu	—	—
Xuesen Yang	—	—
Zhao Jin	—	—
Named Executive Officers and Current Executive Officers:
C. Dino Xykis	—	—
Xun (Kenneth) Li	4,592	*
Zhaoying (Dorothy) Du	—	—
Randall Lehner(2)	—	—
All current executive officers, named executive officers and directors as a group (11 individuals)	63,342	*
Parties owning beneficially more than 5% of the outstanding shares:
Kenneth Winemaster(3)	2,211,274	9.6%
Gary S. Winemaster(4)	1,455,259	6.3%
Weichai(5)	10,599,759	46.0%
Point72 Asset Management, L.P.; Point72 Capital Advisors, Inc.; and Steven A. Cohen(6)	1,155,764	5.0%

*	Less than 1%.

(1)	Unless otherwise indicated, the business address of each individual is 201 Mittel Drive, Wood Dale, Illinois 60191.
(2)	Mr. Lehner joined the Company effective March 4, 2024 and Mr. Lehner and the Company mutually agreed to terminate the Lehner Employment Agreement, effective April 24, 2025.
(3)

According to the Form 4 filed with the SEC on May 16, 2019, Kenneth J. Winemaster beneficially owned 2,211,274 shares of Common Stock directly. Mr. Winemaster served as the Company’s Executive Vice President until January 1, 2022. Open market purchases or sales, if any, by Mr. Winemaster of Common Stock since the date that he ceased serving as the Company’s Executive Vice President are not known by the Company or reported in the table.

(4)

According to the Schedule 13D/A filed with the SEC on September 22, 2025, Gary Winemaster is the beneficial owner of 1,455,259 shares of Common Stock, with the sole power to vote, or direct the vote, and to dispose, or direct the disposition, of 1,454,578 shares of Common Stock and the shared power to vote, or direct the vote, and to dispose, or direct the disposition, of 681 shares of Common Stock.

(5)

According to the Form 4 filed with the SEC on September 15, 2025, Weichai America Corp. holds shared voting power with respect to 10,599,759 shares of Common Stock and shared dispositive power with respect to 10,599,759 shares of Common Stock with Weichai Power and Shandong Heavy Industry Group Co., Ltd. The business address of Weichai America Corp. is 3100 Golf Road, Rolling Meadows, IL 60008.

(6)

According to the Schedule 13G filed with the SEC on May 22, 2026, Point72 Asset Management, L.P. (“Point72 Asset Management”), Point72 Capital Advisors, Inc. (“Point72 Capital Advisors”) and Steven A. Cohen reported shared voting power and shared dispositive power with respect to 1,155,764 shares of Common Stock as of May 21, 2026. Point72 Asset Management, Point72 Capital Advisors, and Mr. Cohen own directly no shares of Common Stock. Pursuant to an investment management agreement, Point72 Asset Management maintains investment and voting power with respect to the securities held by Point72 Associates. Point72 Capital Advisors is the general partner of Point72 Asset Management. Mr. Cohen controls each of Point72 Asset Management and Point72 Capital Advisors. Point72 Asset Management, Point72 Capital Advisors and Mr. Cohen disclaim beneficial ownership of the the shares of Common Stock reported on the Schedule 13G. The business address of each of Point72 Asset Management, Point72 Capital Advisors and Mr. Cohen is 72 cummings Point Road, Stamford, CT 06902.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, P.C. to continue in its capacity as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, and the Board has directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. BDO USA, P.C. audited PSI’s financial statements for the years ended December 31, 2024 and 2025.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm. However, the Board is submitting the appointment of BDO USA, P.C. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of BDO USA, P.C. Broker non-votes, if any, will have no impact on this proposal; however, because this is a routine proposal and your broker, bank or other nominee will have discretion to vote your shares on this routine matter, we do not expect any broker non-votes on this proposal. Abstentions will have the same effect as a vote “AGAINST” for this proposal.

Representatives of BDO USA, P.C. are expected to be present virtually at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. More information about our independent registered public accounting firm is available under the heading “AUDIT-RELATED MATTERS” elsewhere in this Proxy Statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF PSI’S NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, the Company is seeking the advisory, non-binding approval by stockholders of the Company’s executive compensation program and practices as disclosed in this proxy statement. The Company most recently received advisory approval of the Company’s executive compensation program at the annual meeting of stockholders in 2025. While this vote is advisory, and not binding on the Board, it will provide information to the Board and Compensation Committee regarding investor sentiment about the Company’s executive compensation programs and practices, which the Compensation Committee will carefully review when evaluating the Company’s executive compensation program.

At the 2020 annual meeting of stockholders, a majority of the votes cast voted in favor of holding an advisory vote to approve executive compensation every year. The Board considered these voting results and decided to adopt a policy providing for an annual advisory stockholder vote to approve our executive compensation. Consistent with this policy, stockholders are being asked at the Annual Meeting to approve the compensation of the Company’s named executive officers. Stockholders are also being asked at the Annual Meeting to determine the frequency of future advisory votes on executive compensation.

Stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s executive officers, as disclosed in the 2026 proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2025 Summary Compensation Table and the other related tables and disclosures.”

The Company urges PSI’s stockholders to read “Executive Compensation” above, which presents detailed information on the compensation of the Company’s named executive officers.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting is required for approval of this advisory resolution. Abstentions will have the same effect as a vote “AGAINST” and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF PSI’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF PSI’S NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, the Company is asking stockholders to recommend, on a non-binding advisory basis, whether future advisory votes to approve the compensation of the Company’s named executive officers should occur every one, two or three years.

Stockholders may vote for one of the following four choices: “1 Year,” “2 Years,” “3 Years” or “Abstain.” After careful consideration, the Board recommends that stockholders vote for “1 Year” as the frequency of future advisory votes to approve the compensation of the Company’s named executive officers. The Board believes that an annual advisory vote provides stockholders with a regular opportunity to express their views on the Company’s executive compensation program and provides the Board and Compensation Committee with timely feedback.

Although this vote is advisory and not binding on the Company, the Board or the Compensation Committee, the Board and Compensation Committee value the views of the Company’s stockholders and will take the results of this vote into account when determining the frequency of future advisory votes to approve executive compensation.

The option receiving the greatest number of votes cast will be considered the frequency recommended by stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR “1 YEAR” ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF PSI’S NAMED EXECUTIVE OFFICERS.

AUDIT-RELATED MATTERS

Independent Registered Public Accounting Firm Fees

The following table shows the fees for professional services rendered to us by BDO USA, P.C. (“BDO”) for services in respect of the years ended December 31, 2025, and 2024.

	2025	2024
Audit Fees(1)	$1,439,335	$1,260,748
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total Fees	$1,439,335	$1,260,748

(1)

Audit Fees: Audit fees for the fiscal years 2025 and 2024 include the aggregate fees incurred for the audit of the Company’s annual consolidated financial statements and to review interim quarterly consolidated financial information.

(2)	Audit-Related Fees: The Company did not engage BDO for any audit-related services during the 2025 and 2024 fiscal years.
(3)	Tax Fees: The Company did not engage BDO for any tax services during the 2025 and 2024 fiscal years.
(4)	All Other Fees: The Company did not engage BDO for any other services during the 2025 and 2024 fiscal years.

In accordance with its charter, the Audit Committee approved in advance all audit services provided by the Company’s independent registered public accounting firm for fiscal year 2025.

Pre-Approval Policy and Procedures

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services provided by the Company’s independent registered public accounting firm.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements for the year ended December 31, 2025. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Respectfully submitted,

AUDIT COMMITTEE
Frank P. Simpkins, Chair
Hong He Courtney Shea

The material in this report of the Audit Committee is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

RELATED PERSON POLICY AND TRANSACTIONS

Related Person Transactions Policy and Procedures

In the ordinary course of the Company’s business, the Company may from time to time enter into transactions with its directors, officers and 5% or greater stockholders. The Audit Committee is responsible for approving related party transactions, as defined in applicable rules promulgated by the SEC. Our Audit Committee operates under a written charter pursuant to which all related party transactions are reviewed for potential conflicts of interest situations. Such transactions must be approved by our Audit Committee prior to consummation.

Related Person Transactions

Other than as described below, during the years ended December 31, 2025, and 2024, the Company did not enter into any related person transactions.

Weichai

Weichai America Corp. (“Weichai America”), a wholly-owned subsidiary of Weichai Power Co., Ltd. (HK2338, SZ000338) (herein collectively referred to as “Weichai”), owns approximately 46.0% of the outstanding shares of the Company’s Common Stock as of December 31, 2025. For a detailed description of the Company’s historical transactions with Weichai, including the Share Purchase Agreement, the Investor Rights Agreement (the “Rights Agreement”), the Shareholders Agreement with the Founders, and the Shareholder Loan Agreement, see Note 1 (Stock Ownership and Control), Note 3 (Weichai Transactions) and Note 16 (Related Party Transactions) to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

The Rights Agreement provides Weichai with representation on the Company’s Board and management representation rights. As of the date of this filing, Weichai has four representatives on the Board, which constitutes the majority of the directors serving on the Board.

The Company and Weichai executed a strategic Collaboration Agreement on March 20, 2017, as amended (the “Collaboration Agreement”), in order to achieve their respective strategic objectives and enhance the strategic cooperation alliance to share experiences, expertise and resources. The Collaboration Agreement expired on March 20, 2026. The Company has received a renewal notice from Weichai and is in the process of negotiating the renewal of the Collaboration Agreement; however, no formal extension has been executed as of the date of this filing. The Company’s sales to Weichai were $1.3 million and $1.8 million during 2025 and 2024, respectively. The Company purchased $39.8 million and $21.5 million of inventory from Weichai during 2025 and 2024, respectively.

In connection with the Revolving Credit Agreement, on August 30, 2024, the Company also entered into a new SLA with Weichai, which allowed the Company to borrow up to $105.0 million and expired August 31, 2025. Borrowings under the SLA incurred interest at the applicable SOFR, plus 4.05% per annum. If the interest rate for any loan was lower than Weichai’s borrowing cost, the interest rate for such loan would be equal to Weichai’s borrowing cost plus 1.0%. The borrowing requests made under the SLA were subject to Weichai’s discretionary approval. The payment of the borrowings under the SLA was subordinated in all respects to the Revolving Credit Agreement with the exception that the Company was allowed to make a single payment of $10.0 million to Weichai. The $60.0 million portion of the initial advance under the Revolving Credit Agreement was applied to pay all principal, interest, and other amounts outstanding under the Shareholder’s Loan Agreements that the Company was previously party to with Weichai except for $25.0 million. In January 2025, the Company amended the Revolving Credit Agreement. After the amendment date, the Company was able to repay the outstanding balance under the SLA in principal and interest provided there are no new borrowings under the SLA. In June 2025, the Company made the final payment of outstanding balances and fully repaid the SLA.

In January 2022, PSI and Société Internationale des Moteurs Baudouin (“Baudouin”), a France-based marine engine manufacturing subsidiary of Weichai Power, entered into an international distribution and sales agreement which enables Baudouin to bring PSI’s power systems line of products into the European, Middle Eastern, and African markets, which resulted in $1.2 million of sales during the year ended December 31, 2025. Beginning January 2024, this agreement automatically extends for additional one-year terms unless notice is given by one of the parties. In addition to sales, Baudouin will manage service, support, warranty claims, and technical requests.

In January 2025, the Company entered into a five-year purchase agreement with Shandong Weichai Import & Export Corporation (“SWIEC”), an affiliate of Weichai, for the exclusive purchase and distribution of certain engine and engine components for the fulfillment of a contract with a customer in North America. The supply agreement includes annual minimum requirements of products ordered during the initial term. If all minimum targets are met within the first three-year periods, the contract may be negotiated to extend beyond the five-year initial term. The annual minimum requirements are as follows:

(in thousands)
Year Ending December 31,
2026	$49,937
2027	$49,937
2028	$95,117
2029	$95,117

Total	$290,108

In February 2025, the Company entered into the manufacture of record (“MOR”) agreement with Weichai. The MOR agreement requires the Company to pay Weichai a fee of 1.75% of gross revenues generated by the sale of certain engines manufactured by Weichai. Fees are due on a quarterly basis. The 2025 fee is $0.1 million. The MOR agreement expires in December 2029.

During the year ended December 31, 2025, PSI and KION North America Corporation (“KNA”), a subsidiary of Weichai, were negotiating the terms of an agreement for PSI to develop and supply a 2.4L dual-fuel engine for use by KNA in the production of materials handling equipment. Prior to entering into a written development agreement, KNA suspended its plans to purchase the engine. PSI had completed significant development milestones at the time of suspension. Effective December 31, 2025, the parties entered into a settlement agreement under which KNA paid approximately $0.5 million to resolve PSI’s claims for development costs incurred. Under the settlement agreement, KNA retains the right to resume development through December 31, 2028, and is under no obligation to do so.

OTHER MATTERS

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker or the Company. Direct your written request to General Counsel and Corporate Secretary at 201 Mittel Drive, Wood Dale, Illinois 60191 or by calling (630) 350-9400. Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Electronic Access to Proxy Statement and Annual Report

This Proxy Statement and the Annual Report are available on www.proxyvote.com. Instead of receiving paper copies of the Annual Report and Proxy Statement in the mail, stockholders can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save the Company the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Stockholders of Record. Stockholders of record can choose to receive materials electronically by following the instructions provided if voting over the Internet or by telephone.

If you choose to receive future proxy statements and annual reports over the Internet, you will receive an e-mail next year with instructions containing the Internet address of those materials and the electronic link to the proxy voting site. The election will remain in effect until you write or call the Company’s Investor Relations Department and inform the Company otherwise.

Beneficial Owners. If you hold your shares in a brokerage account, you may also have the ability to receive copies of the Annual Report and Proxy Statement electronically. Please check the information provided in the proxy materials sent to you by your bank, broker or other holder of record regarding the availability of electronic delivery.

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY T00920-P54276 For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! POWER SOLUTIONS INTERNATIONAL, INC. 201 MITTEL DRIVE WOOD DALE, IL 60191 ATTN: KEN JENKE 1a. Jiwen Zhang 1b. Xuesen Yang 1c. Frank P. Simpkins 1d. Courtney C. Shea 1e. Hong He 1f. Zhao Jin 1g. Fuzhang Yu Nominees: 2. Ratification of the appointment of BDO USA, P.C. as the independent registered public accounting firm for the fiscal year ending December 31, 2026. 3. To approve, by non-binding advisory vote, the compensation of the Company’s named executive officers. 4. To recommend, in a stockholder non-binding advisory vote, the frequency of votes of the compensation of the Company’s named executive officers. 1. Election of Directors Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. POWER SOLUTIONS INTERNATIONAL, INC. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposals: The Board of Directors recommends you vote 1 year on the following proposal: NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ! ! ! ! 1 Year 2 Years 3 Years Abstain VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 22, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PSIX2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 22, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE w

T00921-P54276 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. POWER SOLUTIONS INTERNATIONAL, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS JULY 23, 2026 The stockholder(s) hereby appoint(s) Ken Jenke and Dorothy Du, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Power Solutions International, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., Central Time on Thursday, July 23, 2026, at www.virtualshareholdermeeting.com/PSIX2026, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 1 YEAR ON PROPOSAL 4. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Continued and to be signed on reverse side